                                                                     Exhibit 2.1







                                    Amended


                               Plan of Conversion

                                       of

                                  TierOne Bank

                                TABLE OF CONTENTS

Section
Number                                                                                    Page
------                                                                                    ----
  1.      Introduction ....................................................................  1
  2.      Definitions .....................................................................  2
  3.      General Procedure for Conversion ................................................  7
  4.      Total Number of Shares and Purchase Price of Conversion Stock ...................  8
  5.      Subscription Rights of Eligible Account Holders .................................  9
  6.      Subscription Rights of Tax-Qualified Employee Stock Benefit Plans ............... 10
  7.      Subscription Rights of Supplemental Eligible Account Holders .................... 11
  8.      Subscription Rights of Other Members ............................................ 11
  9.      Subscription Rights of Directors, Officers and Employees ........................ 12
 10.      Community Offering, Syndicated Community Offering, Public Offering
            and Other Offerings ........................................................... 12
 11.      Limitations on Subscriptions and Purchases of Conversion Stock .................. 14
 12.      Timing of Subscription Offering, Manner of Exercising Subscription
            Rights and Order Forms ........................................................ 16
 13.      Payment for Conversion Stock .................................................... 18
 14.      Account Holders in Nonqualified States or Foreign Countries ..................... 19
 15.      Voting Rights of Stockholders ................................................... 20
 16.      Liquidation Account ............................................................. 20
 17.      Transfer of Deposit Accounts .................................................... 21
 18.      Requirements Following Conversion for Registration, Market Making
            and Stock Exchange Listing .................................................... 22
 19.      Directors and Officers of the Bank .............................................. 22
 20.      Requirements for Stock Purchases by Directors and Officers Following
           Conversion ..................................................................... 22
 21.      Restrictions on Transfer of Stock ............................................... 22
 22.      Restrictions on Acquisition of Stock of the Bank ................................ 23
 23.      Adoption of Federal Stock Charter and Bylaws .................................... 23
 24.      Tax Rulings or Opinions ......................................................... 24
 25.      Stock Compensation Plans ........................................................ 24
 26.      Dividend and Repurchase Restrictions on Stock ................................... 24
 27.      Payment of Fees to Brokers ...................................................... 25
 28.      Establishment and Funding of Charitable Foundation .............................. 25
 29.      Effective Date .................................................................. 26
 30.      Amendment or Termination of the Plan ............................................ 26
 31.      Interpretation of the Plan ...................................................... 26

                               Plan of Conversion
                                       of
                                  TierOne Bank

1.     INTRODUCTION.
       ------------

       This Plan of Conversion ("Plan") provides for the conversion of TierOne Bank ("Bank"), formerly known as First Federal Lincoln Bank, from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Plan also provides that the Bank shall operate as a wholly owned subsidiary of a stock holding company ("Holding Company") and that non-transferable subscription rights to purchase the common stock of the Holding Company ("Conversion Stock") shall be granted to certain deposit account holders and borrower members of the Bank pursuant to the Plan and in accordance with the regulations of the Office of Thrift Supervision ("OTS"). This Conversion will raise additional capital which will permit the Bank to continue to grow and diversify its lending and investment activities thereby permitting the Bank to further enhance its capabilities to serve the borrowing and other financial needs of the communities it serves. The larger capital base and the holding company structure will also facilitate possible acquisitions of other financial institutions or financial service companies. In furtherance of the Bank's commitment to the communities which it serves, this Plan provides for a contribution to a charitable foundation to be established by the Bank. The operation of the charitable foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local community to share in the growth and profitability of the Holding Company and the Bank.

       The Board of Directors ("Board") of the Bank originally adopted a plan to convert to stock form on October 7, 1997 and received approval of the Bank's application for conversion from the OTS on February 12, 1998. Shortly thereafter, the Bank became aware that it might not be able to accurately identify all members of the Bank who were entitled to receive subscription rights under the terms of the conversion plan and applicable regulations of the OTS. Specifically, the Bank and the OTS were concerned that certain depositors at the Bank's wholly owned stock subsidiary, First Federal Lincoln Bank - Iowa ("Bank - Iowa") may have had a valid basis to claim that they should be deemed depositors of the Bank rather than depositors of Bank-Iowa and, therefore, entitled to receive priority subscription rights. As a result of such concerns and upon the request of the OTS, the Bank announced on April 6, 1998 that it had suspended its conversion. The Bank also engaged an independent counsel to assist in its review of the various issues and to make recommendations to the Board as to how best to proceed to resolve the issues. Upon completion of such review, independent counsel, among other things, recommended that Bank - Iowa be merged into the Bank. The Board agreed with this recommendation and consulted with the OTS which concurred with independent counsel's recommendation and the Board's request to proceed with a merger of the banks. Subsequently, the Board approved a plan to merge Bank - Iowa with and into the Bank, filed an application to merge with the OTS and received OTS approval of the merger on December 2, 1998. Pursuant to the merger, all depositors of Bank - Iowa became members of the Bank as of December 18, 1998, the merger effective date.

       After consultation with the OTS, the Board determined that it was appropriate to terminate the original conversion plan and adopt a new plan in order to address its concerns and the concerns of the OTS noted above. The Plan of Conversion takes into consideration the merger of the banks, the recommendations of the independent counsel and the concerns of the Board and the OTS. Among other things, an eligibility record date ("Eligibility Record Date") has been established which ensures that each Bank - Iowa depositor who maintained an account with the Bank subsequent to the merger and through the Eligibility Record Date will receive a subscription right as an eligible account holder ("Eligible Account Holder"). The Board believes the Eligibility Record Date provides for fair and equitable treatment of members and avoids injury to the Bank. Applicable regulations of the OTS require that the Plan contain no provision which the OTS shall determine to be inequitable or detrimental to the Bank or its depositors.

       This Plan and the foundation, each of which have been approved by the required two-thirds vote of the Board of Directors of the Bank, must also each be approved by the affirmative vote of a majority of the total number of outstanding votes entitled to be cast by voting members of the Bank at a special meeting to be called for that purpose. Prior to the submission of the Plan and the foundation to the voting members for consideration, the Plan and foundation must be approved by the OTS. The Conversion is not conditioned upon the establishment or funding of the foundation.

2.     DEFINITIONS.
       -----------

       As used in this Plan, the terms set forth below have the following meaning:

       2.1   Actual Purchase Price means the price per share at which the
             ---------------------
Conversion Stock is ultimately sold to Participants in the Subscription Offering and Persons in the Community Offering, Syndicated Community Offering and/or Public Offering in accordance with the terms hereof.

       2.2   Affiliate means a Person who, directly or indirectly, through one
             ---------
or more intermediaries, controls or is controlled by or is under common control with the Person specified.

       2.3   Application for Conversion shall have the meaning set forth in
             --------------------------
Section 3(a) hereof.

       2.4   Associate when used to indicate a relationship with any Person,
             ---------
means (i) a corporation or organization (other than the Bank, a majority-owned subsidiary of the Bank or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such terms shall not include any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock

Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse of such Person, who has the same home as such Person or who is a director or officer of the Bank or the Holding Company or any of the subsidiaries of the foregoing.

       2.5   Bank means TierOne Bank, formerly First Federal Lincoln Bank, in
             ----
its mutual or stock form, as the sense of the reference requires.

       2.6   Bank Benefit Plans includes, but is not limited to, Tax-Qualified
             ------------------
Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans.

       2.7   Code means the Internal Revenue Code of 1986, as amended.
             ----

       2.8  Community Offering means the offering for sale by the Holding
            ------------------

Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to (i) natural persons residing in the counties in Nebraska, Kansas and Iowa in which the Bank has a branch office, and (ii) such other Persons as may be selected by the Holding Company and the Bank.

       2.9   Control (including the terms "controlling," "controlled by," and
             -------
"under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       2.10  Conversion means (i) the adoption of a federal stock charter by the
             ----------
Bank to authorize the issuance of shares of capital stock and otherwise to conform to the requirements of a stock savings bank organized under the laws of the United States (ii) the issuance of Conversion Stock by the Holding Company as provided herein and (iii) the purchase by the Holding Company of all of the capital stock of the Bank to be issued by the Bank in connection with its conversion from mutual to stock form.

       2.11  Conversion Stock means the Holding Company Common Stock to be
             ----------------
issued and sold in the Offering pursuant to the Plan of Conversion, or in the event the Holding Company structure is not used, the Bank common stock to be issued and sold in the Offering, which stock cannot and will not be insured by the FDIC.

       2.12  Deposit Account means withdrawable or repurchasable shares,
             ---------------
investment certificates or deposits or other savings accounts, including money market deposit accounts, demand accounts and negotiable order of withdrawal accounts, held by an account holder of the Bank.

       2.13  Director, Officer and Employee means the terms as applied
             ------------------------------
respectively to any person who is a director, officer or employee of the Bank or any subsidiary thereof.

       2.14  ESOP means a Tax-Qualified Employee Stock Benefit Plan adopted by
             ----
the Company and the Bank in connection with the Conversion, the purpose of which shall be to acquire capital stock of the Company, including Conversion Stock.

       2.15  Eligible Account Holder means any Person holding a Qualifying
             -----------------------
Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section 16 hereof.

       2.16  Eligibility Record Date means the date for determining Qualifying
             -----------------------
Deposits of Eligible Account Holders and is the close of business on December 31, 2000.

       2.17  Estimated Price Range means the range of the estimated aggregate
             ---------------------
pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser in accordance with Section 4 hereof.

       2.18  FDIC means the Federal Deposit Insurance Corporation or any
             ----
successor thereto.

       2.19  Holding Company means the corporation organized at the direction of
             ---------------
the Board of Directors of the Bank to hold all of the capital stock of the Bank.

       2.20  Holding Company Common Stock means the common stock of the Holding
             ----------------------------
Company.

       2.21  Independent Appraiser means the independent investment banking or
             ---------------------
financial consulting firm retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

       2.22  Initial Purchase Price means the price per share to be paid
             ----------------------
initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

       2.23  Member means any Person qualifying as a member of the Bank in
             ------
accordance with its mutual charter and bylaws and the laws of the United States.

       2.24  Offerings means the Subscription Offering, the Community Offering
             ---------
and the Syndicated Community Offering or Public Offering.

       2.25  Officer means the chief executive officer, president, chief
             -------
operating officer, executive vice president, senior vice president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

       2.26  Order Form means the form or forms provided by the Bank, containing
             ----------
all such terms and provisions as set forth in Section 12 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering.

       2.27  Other Member means a Voting Member who is not an Eligible Account
             ------------
Holder or Supplemental Eligible Account Holder.

       2.28  OTS means the Office of Thrift Supervision or any successor
             ---
thereto.

       2.29  Participant means any Eligible Account Holder, Tax-Qualified
             -----------
Employee Stock Benefit Plan, Supplemental Eligible Account Holder, Other Member and Director, Officer and Employee.

       2.30  Person means an individual, a corporation, a partnership, an
             ------
association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

       2.31  Plan and Plan of Conversion mean this Plan of Conversion as adopted
             ---------------------------
by the Board of Directors of the Bank and any amendment hereto approved as provided herein.

       2.32  Prospectus means the one or more documents to be used in offering
             ----------
the Conversion Stock in the Subscription Offering and, to the extent applicable, Community Offering, Syndicated Community Offering and Public Offering and for providing information to Participants and other Persons in connection with such offerings.

       2.33  Proxy Statement means the document used to solicit approval of the
             ---------------
Plan by the Voting Members of the Bank.

       2.34  Public Offering means an underwritten firm commitment offering to
             ---------------
the public through one or more underwriters.

       2.35  Qualifying Deposit means the aggregate balance of all Deposit
             ------------------
Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

       2.36  SEC means the Securities and Exchange Commission.
             ---

       2.37  Special Meeting means the special meeting of Members of the Bank
             ---------------
called for the purpose of submitting this Plan to the Members for their approval, including adoption of a federal stock charter and new bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a federally chartered stock form savings bank, and any adjournments of such meeting.

       2.38  Subscription Offering means the offering of the Conversion Stock to
             ---------------------
Participants.

       2.39  Subscription Rights means non-transferable rights to subscribe for
             -------------------
Conversion Stock granted to Participants pursuant to the terms of this Plan.

       2.40  Supplemental Eligible Account Holder if applicable, means any
             ------------------------------------
Person, except Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

       2.41  Supplemental Eligibility Record Date if applicable, means the date
             ------------------------------------
for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Bank pursuant to this Plan of Conversion.

       2.42  Syndicated Community Offering means the offering for sale by a
             -----------------------------
syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

       2.43  Tax-Qualified Employee Stock Benefit Plan means any defined benefit
             -----------------------------------------
plan or defined contribution plan, including the Employee Stock Ownership Plan established by the Company and the Bank in connection with the Conversion, a stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and the Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

       2.44  Voting Member means a Person who at the close of business on the
             -------------
Voting Record Date is entitled to vote as a member of the Bank in accordance with its federal mutual charter and bylaws.

       2.45  Voting Record Date means the date for determining the eligibility
             ------------------
of Members to vote at the Special Meeting.

3.     GENERAL PROCEDURE FOR CONVERSION.
       --------------------------------

       (a) The Bank will take the necessary steps to prepare and file an Application for Conversion, including the Plan, together with all requisite material, to the OTS for approval. The Bank also will cause notice of the adoption of the Plan by the Board of Directors of the Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located, and will cause copies of the Plan to be made available at each office of the Bank for inspection by account holders. The Bank will post the notice of the filing of its Application for Conversion in each of its offices and will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an Application for Conversion.

       (b) Promptly following approval of the Bank's Application for Conversion by the OTS, this Plan will be submitted to the Voting Members for their consideration and approval at the Special Meeting. The Bank may, at its option, mail to all Voting Members as of the Voting Record Date, at their last known address appearing on the records of the Bank, a Proxy Statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting. If the Bank provides a summary form Proxy Statement, the Bank shall also mail to all Eligible Account Holders and Supplemental Eligible Account Holders who are not Members of the Bank as of the Voting Record Date a letter informing them of their right to receive a Prospectus and Order Form for the purchase of Conversion Stock. Under such circumstances, Participants will be given the opportunity to request a Prospectus and Order Form and other materials relating to the Conversion by returning a postage prepaid card which will be distributed with the Proxy Statement or letter. If the Plan is approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting, the Bank shall take all other necessary organizational steps pursuant to applicable laws and regulations to amend its charter and bylaws to authorize the issuance of its capital stock to the Holding Company at the time the Conversion of the Bank to stock form is consummated.

       (c) As soon as practicable after the adoption of the Plan by the Board of Directors of the Bank, the Board of Directors of the Holding Company shall adopt the Plan by at least a two-thirds vote. The Holding Company shall submit or cause to be submitted to the OTS such applications as may be required for approval of the Holding Company's acquisition of the Bank and a Registration Statement to the SEC to register the Conversion Stock under the Securities Act of 1933, as amended. The Holding Company shall also register the Conversion Stock under any applicable state securities laws, subject to Section 14 hereof. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if applicable, Other Members and Directors, Officers and Employees. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof. The Holding

Company shall purchase all of the capital stock of the Bank with an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Bank and as shall be approved by the OTS.

       (d) The Holding Company and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering or Public Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

       (e) The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. In such event, the Holding Company's Registration Statement will be withdrawn from the SEC, the Bank will take all steps necessary to complete the Conversion from the mutual to the stock form of organization, including filing any necessary additional documents with the OTS, and will issue and sell the Conversion Stock in accordance with the Plan of Conversion. Any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Bank without any further action by the Bank or the subscribers for or purchasers of the Conversion Stock, unless any such further action is required by the SEC or the OTS, in which case the Bank shall take any and all such necessary action to complete the Conversion. Any references to the Holding Company in this Plan shall mean the Bank in the event the Board of Directors determines not to use the Holding Company structure in the Conversion.

4.     TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.
       -------------------------------------------------------------

       (a) The aggregate price at which all shares of Conversion Stock to be sold shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Bank, economic and financial conditions, a comparison of the Holding Company and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS.

       (b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Bank shall fix the Initial Purchase Price and the number of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Holding Company and the Bank upon conclusion of such offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Bank in connection with such offerings.

       (c) Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to completion of the Conversion or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Holding Company may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.     SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).
       ----------------------------------------------------------------

       (a) Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering), (ii) one-tenth of one percent (.01%) of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders.

       (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total

Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders shall be subordinated to the priority rights of the ESOP to purchase shares in excess of the Maximum Shares, as defined in Section 6 below. Subscription Rights of Eligible Account Holders who are also Directors or Officers of the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

6.     SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS
       -----------------------------------------------------------------
       (SECOND PRIORITY).
       -----------------

       Tax-Qualified Employee Stock Benefit Plans, including the ESOP, shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock and the shares contributed to the charitable foundation to be established by the Holding Company, including shares of Conversion Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, provided, however, that in the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus ("Maximum Shares"), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of the Conversion Stock and the shares contributed to the charitable foundation to be established by the Holding Company. Shares of Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS, the ESOP may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable capital maintenance requirements.

7.    SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
      -------------------------------------------------------------------
      PRIORITY).
      ---------

      (a) In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering),
(ii) one-tenth of one percent (.01%) of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of shares of Common Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

      (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

8.    SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).
      ------------------------------------------------------

      (a) Each Other Member shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering) or
(ii) one-tenth of one percent (.01%) of the total offering of shares in the Subscription Offering, in each case if and only to the extent that shares of Conversion Stock are available for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

      (b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, shares shall be allocated so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided no fractional shares shall be issued.

9.    SUBSCRIPTION RIGHTS OF DIRECTORS, OFFICERS AND EMPLOYEES (FIFTH PRIORITY).
      -------------------------------------------------------------------------

      (a) To the extent that there are sufficient shares remaining after satisfaction of all subscriptions under the above categories, Directors, Officers and Employees of the Bank shall receive, without payment, non-transferable subscription rights to purchase in this category, in the aggregate, up to 15% of the shares of Conversion Stock offered in the Subscription Offering.

      (b) In the event of oversubscription pursuant to Section 9(a), Subscription Rights for the purchase of such shares shall be allocated among the individual Directors, Officers and Employees of the Bank on a point system basis, whereby a point will be assigned for each year of employment and for each salary increment of $5,000 per annum and five points for each office held in the Bank, including a directorship. If any such Director, Officer or Employee does not subscribe for his or her full allocation of shares, any shares not subscribed for may be purchased by other Directors, Officers and Employees in proportion to their respective subscriptions, provided that no fractional shares shall be issued.

10.   COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND
      ----------------------------------------------------------------------
      OTHER OFFERINGS (SIXTH PRIORITY).
      --------------------------------

      (a) If less than the total number of shares of the Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold directly by the Holding Company and the Bank in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, Conversion Stock sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

      (b) In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given to natural persons residing in the counties in Nebraska, Kansas and Iowa in which the Bank has a branch office ("Preferred Subscribers").

       (c) A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Bank may select in connection with the Community Offering and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted by the Holding Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, any shares remaining will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, subject to the provisions of Section 10(d) hereof, provided no fractional shares shall be issued. If there are any shares remaining after all subscriptions by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

       (d) The amount of Conversion Stock that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Community Offering shall not exceed the greater of (i) $500,000 or (ii) one-tenth of one percent (.01%) of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Members; provided, further, that orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

       (e) Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Bank, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Syndicated

Community Offering shall not exceed $500,000 provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Members; provided further that orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering. The Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Bank with any required regulatory approval.

       (f) The Holding Company and the Bank may sell any shares of Conversion Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of
Section 11 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the Holding Company, subject to any required regulatory approval or consent.

       (g) If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that an insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Holding Company and the Bank shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

11.    LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.
       --------------------------------------------------------------


       (a) The maximum number of shares of Conversion Stock which may be purchased in the Conversion by the ESOP shall not exceed 8% of the aggregate of the total number of shares of Conversion Stock sold in the Conversion and the shares contributed to the charitable foundation by the Holding Company and all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the aggregate of the total number of shares of Conversion Stock sold in the Conversion and the shares contributed to the charitable foundation by the Holding Company, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to the completion of the Conversion; provided; however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 11(a).

       (b) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 11(a) hereof, and certain Eligible Account Holders and Supplemental Eligible Account Holders, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Conversion (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering) shall not exceed 1% of the Conversion Stock offered. The purchase limitation set forth herein shall not apply to the Holding Company Common Stock contributed to the charitable foundation in accordance with the provisions of Section 28 hereof nor shall such shares be deemed Conversion Stock for this purpose.

       (c) The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Conversion shall not exceed 25% of the total number of shares of Conversion Stock offered in the Conversion, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion.

       (d) No Person may purchase fewer than 25 shares of Conversion Stock in the Conversion, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

       (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors and Officers shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees of any such plan for purposes of determining compliance with the limitations set forth in Section 11(b) hereof, and (iii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees of any such plan for purposes of determining compliance with the limitation set forth in Section 11(c) hereof.

       (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Bank or resolicitation of subscribers, the Holding Company and the Bank may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% or fall below .10% of the total offering of shares in the Subscription Offering whether prior to, during or after the Subscription Offering, Community Offering, Syndicated Community Offering and/or Public Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any of the other Offerings, the Holding Company and the Bank shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares such that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that an individual purchase limitation is decreased after commencement of the Subscription Offering or any of the other Offerings, the orders of any Person who subscribed for the maximum number of shares of Conversion Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

       (g) The Holding Company and the Bank shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 11 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons and the Holding Company and the Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

12.    TIMING OF SUBSCRIPTION OFFERING, MANNER OF EXERCISING SUBSCRIPTION RIGHTS
       -------------------------------------------------------------------------
       AND ORDER FORMS.
       ---------------

       (a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the proxy statement to be used in connection with the Special Meeting. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by Voting Members at the Special Meeting.

       (b) The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Holding Company and the Bank may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as it in its sole discretion may determine, without liability to any

Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

       (c) The Holding Company and the Bank shall, promptly after the SEC has declared the Prospectus effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to
Section 14 hereof. The Holding Company and the Bank may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Bank by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing by the Holding Company and the Bank of the postage-paid card to Participants.

       (d) A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and a Supplemental Eligible Account Holder may be furnished irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

       (e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Bank. The Holding Company and the Bank may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Bank, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company and the Bank by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

       (f) The Holding Company and the Bank shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is submitted by facsimile or is photocopied; (iv) that is not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; (v) submitted by a Person whose representations the Holding Company and the Bank believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the Subscription Rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Bank of the terms and conditions of the Order Forms shall be final and conclusive.

13.    PAYMENT FOR CONVERSION STOCK.
       ----------------------------

       (a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price per share multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Bank. The Bank, in its sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company and the Bank may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant's benefit by a Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Bank shall refund the difference to all Participants and other Persons, unless the Holding Company and the Bank choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Bank shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Bank chooses to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted to it.

       (b) Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by the ESOP may be made with funds contributed by the Holding Company or the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

       (c) If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Bank.

       (d) The Bank shall pay interest, at not less than the rate it pays on passbook accounts, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

       (e) The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

       (f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

14.    ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.
       -----------------------------------------------------------

       The Holding Company and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require the Holding Company or the Bank or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or the Holding Company or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration or qualification in the judgment of the Holding Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.    VOTING RIGHTS OF STOCKHOLDERS.
       -----------------------------

       Following Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of the Bank's voting capital stock and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock. No Person shall have any rights as a stockholder of the Holding Company unless and until the Conversion Stock has been issued to such Person.

16.    LIQUIDATION ACCOUNT.
       -------------------

       (a) At the time of Conversion, the Bank shall establish a liquidation account in an amount equal to the Bank's net worth as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Bank who maintain such accounts in the Bank following Conversion to a priority to distributions in the unlikely event of a liquidation of the Bank subsequent to Conversion.

       (b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 16 as the "subaccount balance." All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 16(d) hereof.

       (c) In the event of a complete liquidation of the Bank subsequent to Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

       (d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and, if applicable, Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if applicable, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

       (e) If the aggregate deposit balance in any Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any December 31, annual closing date, commencing December 31, 2002, is less than the lesser of (a) the deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, shall be reduced to zero if such holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his or her Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

       (f) Subsequent to Conversion, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce the Bank's net worth below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

       (g) For purposes of this Section 16, a Deposit Account includes a predecessor or successor account which is held only by an account holder with the same social security number.

17.    TRANSFER OF DEPOSIT ACCOUNTS.
       ----------------------------

       Each Deposit Account in the Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

18.    REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND
       ---------------------------------------------------------------------
       STOCK EXCHANGE LISTING.
       ----------------------

       In connection with the Conversion, the Holding Company shall register its common stock pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for its common stock; and (ii) list its common stock on a national or regional securities exchange or to have quotations for its common stock disseminated on the Nasdaq Stock Market.

19.    DIRECTORS AND OFFICERS OF THE BANK.
       ----------------------------------

       Each person serving as a Director or Officer of the Bank at the time of the Conversion shall continue to serve as a Director or Officer of the Bank for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

20.    REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING
       --------------------------------------------------------------------
       CONVERSION.
       ----------

       For a period of three years following the Conversion, the Directors and Officers of the Holding Company and the Bank and their Associates may not purchase, without the prior written approval of the OTS, the Holding Company Common Stock except from a broker or dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding common stock of the Holding Company, (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following receipt of stockholder approval of such plan) that may be attributable to individual Officers or Directors and (iii) the exercise of any options pursuant to any stock benefit plan of the Holding Company.

       The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

21.    RESTRICTIONS ON TRANSFER OF STOCK.
       ---------------------------------

       All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction proscribed by Section 22 of this Plan. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

       "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

       In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

       The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22.    RESTRICTIONS ON ACQUISITION OF STOCK OF THE BANK.
       ------------------------------------------------

       Upon consummation of the Conversion, the charter of the Bank, subject to approval of the OTS, shall prohibit, other than the Holding Company, any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Bank, or of securities convertible into more than 10% of any such class, for a period of five years following completion of the Conversion. The charter also shall provide that for a period of five years following the completion of the Conversion all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Bank by underwriters or a selling group acting on its behalf, and (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Bank and its subsidiaries which is exempt from approval requirements under 12 C.F.R. ss. 574.3(c)(1)(vi) or any successor thereto.

23.    ADOPTION OF FEDERAL STOCK CHARTER AND BYLAWS.
       --------------------------------------------

       As part of the Conversion, the Bank shall take all appropriate steps to adopt a federal stock charter and bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a federally chartered stock form savings bank.

24.    TAX RULINGS OR OPINIONS.
       -----------------------

       Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to Nebraska tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company, the Bank and its account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

25.    STOCK COMPENSATION PLANS.
       ------------------------

       (a) The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including, without limitation, the ESOP. Subsequent to the Conversion, the Holding Company and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan implemented during the one-year period subsequent to the date of consummation of the Conversion, any such plan: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Members and in the Prospectus; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion (including, for purposes thereof, shares contributed to the Foundation); (iii) in the case of management or employee recognition or grant plans, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion (including, for purposes thereof, shares contributed to the Foundation); (iv) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Holding Company Common Stock no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the OTS.

       (b) Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

       (c) The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

26.    DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.
       ---------------------------------------------

       (a) Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

       (b) The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank's capital stock shall be made in compliance with 12 C.F.R. Section 563.140 et. seq., or any successor thereto.

27.    PAYMENT OF FEES TO BROKERS.
       --------------------------

       The Bank may elect to offer to pay fees on a per share basis to securities brokers who assist Persons in determining to purchase shares in the Offerings.

28.    FUNDING OF CHARITABLE FOUNDATION.
       --------------------------------


     As part of the Conversion, the Holding Company and the Bank intend to cause a contribution of Holding Company Common Stock to a charitable foundation to be established by the Bank which is intended to qualify as an exempt organization under Section 501(c)(3) of the Code (the "Foundation"). Members of the Board of Directors of the Foundation will pay on behalf of the Foundation an aggregate of $5,000, for the par value of $0.01 per share to the Holding Company in connection with the 500,000 shares of Holding Company Common Stock to be contributed to the Foundation. The Bank will contribute $20,000 to the Foundation for working capital purposes prior to completion of the Conversion or, immediately subsequent to the Conversion. The Holding Company will contribute authorized but unissued shares of Holding Company Common Stock in an amount equal to $5.0 million (provided, however, that such amount may be reduced by the Holding Company and the Bank), or a combination thereof, subject to the receipt of any required regulatory or Member approval or consent.


       The Foundation will be dedicated to the promotion of charitable purposes including community development, grants, or donations to support housing assistance and affordable housing programs, not-for-profit community groups and other similar types of organizations or civic minded projects. In order to serve the purposes for which it was formed and maintain its qualification under
Section 501(c)(3) of the Code, the Foundation may sell, on an annual basis, all or any portion of the Holding Company Common Stock contributed to it by the Holding Company as shall be deemed appropriate and in the best interests of the Foundation by the trustees thereof.

       The Board of Directors of the Foundation may be comprised of individuals who are Officers and/or Directors of the Bank or the Holding Company. The Board of Directors of the Foundation will be responsible for establishing the polices of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.


     The establishment and funding of the Foundation as part of the Conversion is subject to the receipt of OTS approval and approval of Members. The Conversion is not conditioned upon the establishment and funding of the Foundation. The Conversion may proceed and be completed whether or not the Foundation is established and funded.

29.      EFFECTIVE DATE.
         --------------

         The effective date of the Conversion shall be the date of the closing of the sale of all shares of Conversion Stock. The closing of the sale of all shares of Conversion Stock sold in the Offerings shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

30.      AMENDMENT OR TERMINATION OF THE PLAN.
         ------------------------------------

         If deemed necessary or desirable by the Board of Directors of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval y the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting (subject to extension by the OTS). Prior to the Special Meeting, this Plan may be terminated by the Board of Directors of the Bank without approval of the OTS; after the Special Meeting, the Board of Directors may terminate this Plan only with the approval of the OTS.

31.      INTERPRETATION OF THE PLAN.
         --------------------------

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company and the Bank shall be final, subject to the authority of the OTS.